EXHIBIT 10.09

AMBAC FINANCIAL GROUP, INC.

1997 EQUITY PLAN

JANUARY 2004 NOTICE OF AWARD OF RESTRICTED STOCK UNITS

Ambac Financial Group, Inc., a Delaware corporation and its Subsidiaries (referred to herein as either the “Company” or “Ambac”), have adopted the Ambac 1997 Equity Plan (the “Plan”), for the purposes of providing an incentive to selected employees of the Company and its affiliates to remain in its employ and to increase their interest in the success of the Company. The Company pursues these goals by providing selected employees with opportunities through the Plan to increase their proprietary interest in the Company and to receive compensation based upon the Company’s success.

This 2004 Restricted Stock Unit notice of award (the “Notice of Award”) sets forth the terms and conditions of the restricted stock units that have been granted under the Plan to the individual identified on Annex A (the “Participant”). This Notice of Award sets forth the number of restricted stock units that the Participant will receive, the date of grant and the applicable vesting schedule.

1.	Incorporation of Plan Terms.

This Notice of Award and the restricted stock units granted hereby are subject to the Plan, the terms of which are incorporated herein by reference. If there is any conflict or inconsistency between the Plan and this Notice of Award, the Plan shall govern. Capitalized terms used in this Notice of Award without definition shall have the meanings assigned to them in the Plan. A copy of the Plan is available on Ambac’s intranet site.

2.	Grant of Restricted Stock Units.

Subject to the conditions contained herein and in the Plan, the Company grants to the Participant, as of the date of grant indicated on Annex A (the “Date of Grant”), the number of restricted stock units (the “RSUs”) specified on Annex A.

3.	Terms and Conditions of the RSUs.

The RSUs shall have the following terms and conditions:

(a) General. Each RSU shall represent the unsecured promise of the Company to transfer to the Participant, on the settlement date of such RSU and subject to the terms and conditions set forth in this Notice of Award, one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

(b) Vesting.

(i)	Normal Vesting. The RSUs, including any additional RSUs credited to the Participant’s Account, shall vest on the third anniversary of the Date of Grant.

(ii)	Accelerated Vesting. Notwithstanding Section 3(b)(i), all of the Participant’s RSUs shall immediately vest upon the first to occur of (A) the Participant’s ceasing to be a member of the Board as a result of retirement or resignation from the Board, or (B) the Participant’s ceasing to be a member of the Board as a result of death or Permanent Disability (as defined below).

(iii)	Forfeiture. Unless the Compensation Committee of the Board of Directors of the Company (the “Committee”), in its sole discretion, determines otherwise, any RSUs that have not vested in accordance with this Section 3(b) shall be forfeited by the Participant if the Participant is of removed as Chairman of the Board or as a member of the Board for “Cause”. “Cause” shall be defined as (i) the willful commission by the Participant of acts that are dishonest and demonstrably and materially injurious to the Company or any of its Affiliates, monetarily or otherwise or (ii) the conviction of the Participant, or his pleading guilty or “ nolo contendre” for a felony resulting in material harm to the financial condition or business reputation of the Company or any of its Affiliates.

(c) Dividends and Distribution on Common Stock. In the event that, following the Date of Grant and prior to the settlement of any RSU, the Company pays any cash or other dividend or makes any other distribution in respect of the Common Stock, each RSU shall be credited with an additional number of RSUs (including fractions thereof) determined by dividing (i) the amount or cash, or the value (as determined by the Committee) of any other property, paid or distributed in respect of one outstanding share of Common Stock by (ii) the average of the high and low selling price of the Common Stock on the New York Stock Exchange for the date of such payment or distribution. Any RSUs so credited shall be subject to the same vesting provisions as the RSU in respect of which they are credited. Except as otherwise expressly provided in this Notice of Award, the Participant shall have no right as a shareholder with respect to any RSUs until a certificate or certificates evidencing such shares shall have been issued to the Participant according to the terms of Section 3(d) below.

(d) Delivery of Share Certificates.

(i)	Ordinary Settlement. Subject to Section 3(d)(ii), settlement of any RSUs shall occur promptly following the date on which such RSUs vest. RSUs will be settled, at the election of the Participant, either by:

(A)	Delivery of a stock certificate or certificates representing the number of shares of Common Stock equal to the number of RSUs being settled (any fractional RSU being rounded up to the next whole RSU). Certificates shall be issued in the name of the Participant (or of the person or persons to whom such RSUs were transferred by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order).

(B)	The transfer of the corresponding number of shares of Common Stock equal to the number of RSUs being settled (or any fractional RSU being rounded up to the next whole RSU) to the brokerage account designated by the Participant to the Company in writing prior to settlement.

(ii)	Deferred Settlement. Unless the Committee, in its sole discretion, determines otherwise, a Participant may irrevocably elect to defer settlement of any RSUs until a future date, provided that

(A)	(i) the Participant’s election is made no later than six months preceding the first year in which all or any portion of the RSUs are scheduled to vest

AND

(B)	no such settlement may extend beyond the earlier of (i) the termination of the Participant’s service on the Board or (ii) the Participant’s death.

A deferral election shall be made on a form provided to the Participant by the Company for this purpose.

(iii)	Certain Exceptions Pursuant to Company Policy. Anything herein to the contrary notwithstanding, settlement of a RSU shall not occur on a date on which the Company’s policies then in effect prohibit the Participant from engaging in transactions in the Company’s securities. Instead, settlement shall occur on, or as promptly as practicable following, the first date that the Participant is again permitted to engage in transactions in the Company’s securities under the Company policies.

(iv)	Transfer Restrictions on Common Stock. Shares of Common Stock issued upon the settlement of RSUs will not be subject to restrictions on transfer (except for any restrictions imposed by the federal securities laws or other applicable laws or regulations and for any restrictions under the Company’s trading policies applicable to employees

(e) Transfer Restrictions on RSUs. RSUs may not be transferred, except by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order.

4.	Tax Withholding.

The Company shall not, unless required or permitted by the Internal Revenue Code or applicable accounting rules or regulations, withhold shares of Common Stock that would otherwise be received by the Participant or deduct from cash payments to be made pursuant to or in connection with the settlement of the RSUs, any amount for the purpose of satisfying any Federal, state or local tax withholding requirement.

The Company, to the extent required or permitted by the Internal Revenue Code and/or applicable accounting rules, shall have the right, prior to the delivery of any certificates evidencing shares of Common Stock to be issued upon full or partial settlement of the RSUs, to require the Participant to remit to the Company any amount sufficient to satisfy any Federal, state or local tax withholding requirements. The Company may permit the Participant to satisfy, in whole or in part, such obligation to remit taxes, by directing the Company to withhold shares of Common Stock that would otherwise be received by the Participant, pursuant to such rules as the Board may establish from time to time. The Company shall also have the right to deduct from all cash payments made pursuant to or in connection with the RSUs any Federal, state or local taxes required to be withheld with respect to such payments.

5.	No Restriction on Right to Effect Corporate Changes.

Neither the Plan, this Notice of Award, the grant of the RSUs nor any action taken hereunder shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

In addition, neither the Plan, this Notice of Award, the grant of the RSUs nor any action taken hereunder shall be deemed to create any obligation on the part of the Board to nominate the Participant for re-election by the Company’s stockholders, nor confer upon the Participant the right to remain a member of the Board for any period of time or at any particular rate of compensation.

6.	Adjustment of and Changes in Shares.

In the event of any merger, consolidation, recapitalization, reclassification, stock dividend, special cash dividend, or other change in corporate structure affecting the Common Stock, the Committee shall make such adjustments, if any, as it deems appropriate in the number and class of shares subject to the RSUs. Any adjustments shall be determined by the Committee in its sole discretion.

7.	Preemption of Applicable Laws and Regulations.

Anything herein to the contrary notwithstanding, if, at any time specified herein for the issuance of shares of Common Stock to the Participant, any law, regulation or requirement of any governmental authority having jurisdiction requires either the Company or the Participant to take any action in connection with the shares then to be issued, the issuance of such shares shall be deferred until such action shall have been taken.

8.	Committee Decisions Final.

Any dispute or disagreement which shall rise under, or as a result of, or pursuant to, or in connection with, this Notice of Award shall be determined by the Committee, and any such determination or any other determination by the Committee under or pursuant to this Notice of Award and any interpretation by the Committee of the terms hereof shall be final and binding on all persons affected thereby.

9.	Amendments.

The Committee shall have the power to alter or amend the terms of the RSUs as set forth herein, from time to time, in any manner consistent with the Plan. Any alteration or amendment of the terms of the RSUs by the Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give written notice to the Participant of any such alteration or amendment as promptly as practicable after it is adopted. The foregoing shall not restrict the ability of the Participant and the Company by mutual consent to alter or amend the terms of the RSUs in any manner which is consistent with the Plan and approved by the Committee.

10.	Notice Requirements.

Any notice which either party hereto may be required or permitted to give to the other shall be in writing. Notice may be delivered to the Company personally or by mail, postage prepaid, addressed as follows: Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004, attention: Managing Director, Human Resources, or at such other address as the Company, by notice to the Participant, may designate in writing from time to time. Notice to the Participant shall be directed either to the Participant’s address as shown on the records of the Company or at such other address as the Participant, by notice to the Company, may designate in writing from time to time or to the Participant by a combination of interoffice mail and email.

11.	Governing Law.

The terms and conditions stated herein are to be governed by, and construed in accordance with, the laws of the State of Delaware.

12.	Entire Agreement; Headings.

This Notice of Award (which includes Annex A) and the other related documents expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof. The headings of Sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Notice of Award.

Annex A

2004 RESTRICTED STOCK UNITS AWARD

Participant: Phillip B. Lassiter	Social Security No: ____________

Number of RSUs
Granted: 50,000	Date of Grant: January 26, 2004

Vesting Date: January 26, 2007

AMBAC FINANCIAL GROUP, INC.

By:
Gregg L. Bienstock
Managing Director,
Human Resources and Employment Counsel